Exhibit 10.1

AMENDED EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into on December 15, 2023 (“Effective Date”) by and between Ira Goldfarb (“Employee”) and Sow Good, Inc. (the “Company”).

WHEREAS, the Company and Employee entered into an employment agreement dated October 1, 2020 (the “Original Agreement”), to employ Employee in the position of Executive Chairman and Chairman of the Board of Directors of the Company (the “Board”);

WHEREAS, the Company and Employee wish to enter into this Amended Executive Employment Agreement (the “Agreement”), which shall supersede the Original Agreement in its entirety; and

WHEREAS, Employee acknowledges that Employee has had an opportunity to consider this Agreement and to consult with an independent advisor of Employee’s choosing with regard to the terms of the Agreement, and Employee now enters into this Agreement voluntarily and with complete understanding of its terms.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the Company and Employee hereby agree to the following terms:

1.    Employment. The Company hereby agrees to continue to employ Employee, and Employee hereby accepts such employment, upon the terms and conditions set forth herein.

2.    Duties.

2.1    Term. The Company agrees to employ Employee pursuant to the terms of this Agreement, and Employee agrees to be so employed, for a term of five (5) years commencing upon the Effective Date (the “Initial Term”). Upon expiration of the Initial Term, the term of this Agreement shall be automatically extended for successive one (1)-year periods (each a “Successive Term”) until Employee’s employment is terminated in accordance with the provisions of Section 6 (collectively, the “Term”); provided, however, that either party may request that the Agreement expire at the end of the respective Term by providing the other party with prior written notice at least thirty (30) days prior to the end of such Term. Employee’s employment is at-will, and either party may terminate this Agreement during the Term, subject to the terms herein. No representative of the Company, other than the Board, has the authority to alter the at-will nature of this employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by an authorized representative of the Company.

2.2    Position. Employee will continue to be employed as Executive Chairman and Chairman of the Board and shall have the duties and responsibilities assigned by the Company, as may be reasonably assigned from time to time. Employee shall perform faithfully and diligently all duties assigned to Employee. Employee shall report to the Board during the Term.

2.3    Best Efforts/Full-time. Employee will devote her full business time, attention and best efforts to the business of Company.

2.4    Work Location. Employee’s primary place of work shall be in Irving, Texas. Employee shall also be required to undertake reasonable business travel during the Term, which is defined as not more than approximately 10% of all time worked, provided, however, that in the event of a sale process or similar process involving the disposition of Company assets and/or equity, Employee may be required to travel more than 10% of all time worked, provided, the increase in business travel remains reasonable.

3.    Compensation.

3.1    Base Salary. As compensation for Employee’s performance of Employee’s duties hereunder, the Company shall pay to Employee an initial base salary of $625,000 per year (the “Base Salary”), less applicable withholdings and deductions, and payable in accordance with the Company’s standard payroll practices. This position is exempt, meaning that Employee is not eligible for overtime pay regardless of the number of hours worked per workweek.

3.2    2023 Cash Bonus. Employee may be eligible to receive a discretionary, cash bonus for the calendar year 2023. Any such bonus will be determined, calculated, and awarded at the Company’s sole discretion, and the Company may take Employee’s individual performance and the Company’s performance into consideration when determining whether to award, and the actual amount of, any bonus. To be eligible to receive any bonus, Employee must be employed by the Company on the date that any such bonus is paid, and no bonus will be earned until the date on which it is actually paid. Any such bonus payment will be subject to statutory deductions and withholdings.

3.3    Performance Bonus. Beginning in calendar year 2024, Employee shall be eligible to receive an annual bonus of up to 100% of Employee’s Base Salary (“Performance Bonus”), based on the Company’s achievement of the following annual revenue and EBITDA targets by December 31 of each relevant bonus year (or if the Company changes its fiscal year, the last day of the Company’s fiscal year, with a trailing twelve-month calculation for the first fiscal year in which the Company changes its fiscal year):

	2024	2025	2026	2027	2028
Targets
Revenue Target	$75,000,000.00	$110,000,000.00	$150,000,000.00	$185,000,000.00	$225,000,000.00
EBITDA Target	$18,750,000.00	$27,500,000.00	$37,500,000.00	$46,250,000.00	$56,250,000.00

In order to receive any Performance Bonus in a bonus year, the Company must achieve at least 50% of both the revenue target and EBITDA target for that year; provided this threshold is met, Employee is eligible to receive annual Performance Bonus payouts on a proportionate basis. For example, if 100% of the revenue target and 50% of the EBITDA target is met for relevant Performance Bonus year, Employee would be eligible for 75% of her Performance Bonus.

The Performance Bonus shall be payable less applicable withholdings and deductions on or before March 15 of the year following the relevant bonus year (the “Bonus Payment Date”). Employee must be employed through the Bonus Payment Date to earn and receive the Performance Bonus. Adjustments to the target bonus amount or increases in any Performance Bonus are subject to Board approval. No Performance Bonus will be earned or payable for calendar year 2023.

3.4    Options.

(a)    Subject to approval by the Board and further subject to the approval by Company stockholders, and as soon as practicable following the Effective Date, it is anticipated that the Company will offer Employee a separate stock option grant agreement, pursuant to which Employee would be granted stock options to purchase 500,000 shares of the Company’s common stock (the “Initial Options”). The Initial Options shall vest equally over a five-year period from the grant date, and the price per Initial Option shall be determined by the last reported sale price quoted on the OTC Bulletin Board on the date of grant. Any such grant will be subject to the terms and conditions, and Employee’s execution, of a separate stock purchase agreement and the 2020 Equity Incentive Plan. In case of a Change in Control (as defined below), all Initial Options will vest immediately.

(b)    Subject to approval by the Board and further subject to the approval by Company stockholders for an increase in shares of common stock underlying the following option grants, and as soon as practicable following the Effective Date, it is anticipated that the Company will offer Employee an additional stock option grant agreement, pursuant to which Employee would be granted stock options to purchase 500,000 shares of the Company’s common stock (the “Additional Options”). The Additional Options shall vest upon the Company’s stock price trading on a national securities exchange operated by Nasdaq or the New York Stock Exchange with a closing transaction price above $40.00 per share for a period of 20 consecutive trading days, and the exercise price per Additional Option shall be $40.00. Any such grant will be subject to the terms and conditions, and Employee’s execution, of the separate stock purchase agreement and the 2020 Equity Incentive Plan. In case of a Change in Control (as defined below), all Initial Options will vest immediately.

(c)    In the case of a Change of Control upon which the consideration received by shareholders is a price exceeding $40.00 per share at any time during the Term, Employee shall be eligible for a bonus in an amount equivalent to the value such Employee would have received had the Employee exercised Employee’s Additional Options at a price of $40.00 per share just prior to the consummation of the Change of Control.

3.5    Performance and Salary Review. Employee’s performance will be reviewed on an annual basis by the Board. Adjustments to Employee’s Base Salary are not permitted without approval from Employee, other than adjustments that impact all other similarly-situated employees and approved by the Board and the compensation committee of the Board (if any).

4.    Benefits.

4.1    Customary Benefits. Employee will be eligible for all customary and usual benefits generally available to similarly situated employees of the Company subject to the terms and conditions of the Company’s or its subsidiaries’ benefit plan documents (as applicable). The Company reserves the right in its sole discretion to change or eliminate any benefit plan or program at any time, with or without notice except as required by applicable law.

4.2    Vacation. During Employee’s employment with Company, Employee will be entitled to four (4) weeks of paid vacation time each calendar year with a pro-rated amount of vacation provided for partial years in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time.

5.    Business Expenses. Employee will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Employee’s duties on behalf of the Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation and will be reimbursed in accordance with Company’s policies. Any reimbursement Employee is entitled to receive shall (a) be paid no later than the last day of Employee’s tax year following the tax year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year and (c) not be subject to liquidation or exchange for another benefit.

6.    Termination of Employee’s Employment.

6.1    Termination for Cause by the Company. Although the Company anticipates a mutually rewarding employment relationship with Employee, the Company may terminate Employee’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” means any of the following actions by Employee, as determined by the Board in their sole discretion: (i) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Employee with respect to Employee’s obligations or otherwise relating to the business of the Company or Company group; (ii) acts or conduct by Employee that are materially adverse to the Company’s interests; (iii) Employee’s breach of this employment agreement, the Proprietary Information and Inventions Assignment Agreement (“PIIA”) or any other material agreement between Employee and the Company; (iv) Employee’s conviction or entry of a plea of nolo contendere for fraud, misappropriation, embezzlement, or any felony or crime of moral turpitude; (v) Employee’s unauthorized disclosure of confidential information relating to the Company, its affiliates or their respective businesses; or (vi) Employee’s gross neglect of duties as determined in the sole and exclusive discretion of the Board. In the event of termination based on (ii), (iii) or (vi), Employee will have fifteen (15) days from receipt of notice from the Company to cure the issue, if curable. A termination of Employee’s employment for Cause shall be effective immediately upon final written notice from the Company. In the event Employee’s employment is terminated in accordance with this Section 6.1, Employee shall be entitled to receive any Base Salary earned through the date of termination (the “Termination Date”) and all benefits accrued but unpaid through the date of termination (together, the “Accrued Benefits”). All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished, and Employee will not be entitled to receive the severance package described in Section 6.2 below.

6.2    Termination other than for Cause, Death, or Disability by the Company; Severance. The Company may terminate Employee’s employment under this Agreement without Cause (excluding death or Disability) at any time. In the event of such termination during the Term, provided that Employee executes and delivers (and does not revoke) a general release of all claims in form and substance satisfactory to the Company (the “Release”) within 60 days following the Termination Date, the Company shall continue to pay the Base Salary during the period following such termination and ending twenty-four (24) months following the Termination Date (the “Severance Payments”). Such Severance Payments shall be paid in periodic installments on the Company’s regular payroll dates, beginning with the first payroll date immediately following the expiration of the 60th day following the Termination Date, provided the Release is effective at such time. For the avoidance of doubt, if the Company timely elects not to extend this Agreement for a subsequent Term, the expiration of this Agreement shall not constitute a termination without Cause, and Employee shall be entitled only to the Accrued Benefits.

6.3    Termination due to a Change in Control. If Employee’s employment with the Company terminates as a result of a Change in Control, Employee will be entitled to receive the Accrued Benefits and the Severance Payments described in Section 6.2 above. For purposes of this Agreement, “Change of Control” shall mean: (i) a sale of all or substantially all of the assets of the Company; (ii) the acquisition of more than 50% of the voting power of the outstanding securities of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, reorganization, merger or consolidation) unless the Company’s stockholders of record as constituted immediately prior to such acquisition will, immediately after such acquisition (by virtue of their continuing to hold such stock and/or their receipt in exchange therefor of securities issued as consideration for the Company’s outstanding stock) hold at least 50% of the voting power of the surviving or acquiring entity; or (iii) any reorganization, merger or consolidation in which the corporation is not the surviving entity, excluding any merger effected exclusively for the purpose of changing the domicile of the Company.

6.4    Voluntary Resignation by Employee. Employee may voluntarily resign Employee’s position with Company for any reason, at any time with thirty (30) days’ advance written notice to the Board. In the event of Employee’s resignation, Employee will be entitled to receive only the Accrued Benefits. All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, Employee will not be entitled to receive the Severance Payments described in Section 6.2.

6.5    Pay in Lieu of Notice Period. Should Company terminate Employee’s employment without Cause, or should Employee resign Employee’s employment for any reason, the Company reserves the right to immediately relieve Employee of all job duties, positions and responsibilities and provide Employee with payment of Employee’s then current Base Salary in lieu of any portion of the applicable notice period. For the avoidance of doubt, payment in lieu of notice obligations shall not impact Employee’s right to any other payments owed following the Termination Date, including but not limited to the Severance Payments, if applicable.

6.6    Termination for Death or Disability. If Employee’s employment with the Company terminates as a result of Employee’s death or Disability (as defined below), Employee shall be deemed terminated from the date of death or Disability, and Employee’s estate or Employee, as applicable, will be entitled to receive only the Accrued Benefits. All Company obligations to Employee pursuant to this Agreement will otherwise become automatically terminated and completely extinguished. For purposes of this Agreement, “Disability” shall mean that Employee is disabled and unable to perform the essential functions of the Employee’s then-existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Employee is disabled so as to be unable to perform the essential functions of the Employee’s then existing position or positions with or without reasonable accommodation, the Employee may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company and the Employee as to whether the Employee is so disabled, and if so, what reasonable accommodation is needed and how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue, provided, however, that the Company is not obligated to accept Employee’s proposed accommodations. The Employee and the Company shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Employee shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Employee. Nothing in this Section 6.6 shall be construed to waive the Employee’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

6.7    Resignation of Other Positions. Should Employee’s employment terminate for any reason, Employee agrees to immediately resign all other positions with the Company, as applicable.

6.8    Application of Section 409A.

(a)    To the extent required to avoid the imposition of additional taxes and penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), amounts payable under this Agreement on account of any termination of employment shall only be paid if the Employee experiences a “separation from service” as defined in Section 409A of the Code and the regulations and other guidance issued thereunder (“Section 409A”). Furthermore, to the extent that Employee is a “specified employee” within the meaning of the Section 409A as of the date of Employee’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Employee’s separation from service shall be paid to Employee before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Employee’s separation from service or, if earlier, the date of Employee’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b)    The Company intends that income provided to Employee pursuant to this Agreement will not be subject to taxation under Section 409A. The provisions of this Agreement shall be interpreted and construed in favor of being exempt from or satisfying any applicable requirements of Section 409A. However, the Company does not guarantee any particular tax effect for income provided to Employee pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Employee, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Employee pursuant to this Agreement.

(c)    Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d)    For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

7.    No Violation of Rights of Third Parties. By entering into this Agreement with the Company, Employee represents that Employee is not a party to any other agreement which will interfere with Employee’s ability to fully and satisfactorily provide the services for which Employee is being employed by the Company. During Employee’s employment with the Company, Employee will not breach any agreement between Employee and any third party to keep in confidence proprietary information, knowledge or data belonging to that third party that was acquired by Employee prior to Employee’s employment with Company. In addition, Employee agrees that Employee will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others. Employee agrees not to enter into any agreement, whether written or oral, in conflict with Employee’s promises in this provision.

8.    Confidentiality and Proprietary Rights. As a condition of employment, Employee agrees to execute and abide by the PIIA, a copy of which is attached hereto as Exhibit A.

9.    General Provisions.

9.1    Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement.

9.2    Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision or prevent that party thereafter from enforcing each and every other provision of this Agreement.

9.3    Severability. In the event any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

9.4    Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. Employee acknowledges that Employee has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

9.5    Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Texas. Each party consents to the jurisdiction and venue of the state or federal courts in Dallas County, Texas, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement or Employee’s employment with the Company.

9.6    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy, e-mail or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

9.7    Survival. Sections 7 (“No Violation of Rights of Third Parties”), 8 (“Confidentiality and Proprietary Rights”), 9 (“General Provisions”) and 10 (“Entire Agreement”) of this Agreement shall survive Employee’s employment by the Company.

10.   Entire Agreement; Modification. This Agreement and the PIIA constitute the entire agreement between the parties relating to this subject matter and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral, including but not limited to the Original Agreement. This Agreement may be amended or modified only with the written consent of Employee and an authorized representative of the Company who is not Employee. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated:
Ira Goldfarb

Address: 1440 N. Union Bower Rd Irving, TX 75061
Email:

Sow Good, Inc.

Dated:
Name: Claudia Goldfarb
Title: Chief Executive Officer

Address: 1440 N. Union Bower Rd Irving, TX 75061
Email:

Exhibit A

PIIA